Exhibit 99.1

Certain Information Excerpted from the Company’s Preliminary Offering Memorandum and Disclosed Pursuant to Regulation FD

Certain Terms Used Herein

When used herein, unless the context requires otherwise, or as specifically described below:

•	The terms “Company” or the “Group 1” refer to Group 1 Automotive, Inc. and its consolidated subsidiaries

•

The term “Prime Acquisition” means the acquisition of substantially all of the assets or equity (the “Prime Business”) of the Prime Automotive Group (“Prime”), including 30 dealership locations and three collision centers located in the Mid-Atlantic and the New England markets pursuant to that certain Purchase Agreement among the Company, GPB Portfolio Automotive, LLC, Capstone Automotive Group, LLC, Capstone Automotive Group II, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, and Prime Real Estate Holdings, LLC (the “Prime Purchase Agreement”).

•

The term “Prime Sellers” means GPB Portfolio Automotive, LLC, Capstone Automotive Group, LLC, Capstone Automotive Group II, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, and Prime Real Estate Holdings, LLC.

•	The term “Purchase Price” means approximately $880.0 million.

Recent developments

Recent acquisitions and expansions

The Prime Acquisition

On September 12, 2021, we entered into the Prime Purchase Agreement with GPB Portfolio Automotive, LLC, Capstone Automotive Group, LLC, Capstone Automotive Group II, LLC, Automile Parent Holdings, LLC, Automile TY Holdings, LLC, and Prime Real Estate Holdings, LLC (collectively, the “Prime Sellers”) to purchase substantially all the assets, including real estate, or equity of Prime, which includes 30 dealership locations and three collision centers located in the Mid-Atlantic and New England markets of the United States. The expected purchase price is approximately $880.0 million, subject to customary adjustments described in the Prime Purchase Agreement and appropriate reduction for any exercise of customary manufacturer rights of first refusal.

In 2020, the Prime dealerships being acquired pursuant to the Prime Purchase Agreement generated $1.8 billion in revenues and retailed over 52,000 new and used vehicles. Prime’s brand portfolio includes Acura, Airstream, Audi, BMW, Buick, Chrysler, Dodge, Ford, GMC, Honda, Jeep, Land Rover, Mazda, Mercedes-Benz, MINI, Porsche, RAM, Subaru, Toyota, Volkswagen and Volvo. Prime is headquartered in Westwood, Massachusetts and has approximately 1,800 employees who will be joining our workforce.

We believe the Prime Acquisition will enable us to leverage our existing cost structure and to further diversify our U.S. footprint. Once the Prime Acquisition is completed, our consolidated brand mix is expected to be approximately 40% luxury, 40% non-luxury import and 20% non-luxury domestic. The Prime Acquisition should also enable us to expand our presence in the Northeastern United States. With the addition of the Prime dealerships, as well as the Dallas dealerships, our total U.S. dealership count will increase to 149, which includes 46 locations in the Northeast United States, and 220 locations globally. We believe the newly acquired dealerships will provide an opportunity to increase our revenue stream. As of September 30, 2021, we have completed acquisitions accounting for $420 million in expected annualized revenues in 2021. After the completion of the proposed Prime Acquisition, which is anticipated to be mid-to-late November, we will have completed acquisitions accounting for a total of $2.4 billion in expected annualized revenues in 2021, which also includes the acquisition of the Dallas dealerships (as defined below). We believe the addition of Prime dealerships should also allow us to extend the reach of AcceleRide®, our industry leading digital retailing platform, to even more customers.

At the closing of the Prime Acquisition, $45 million of the Purchase Price will be deposited into escrow as a contingent reserve to be used, if necessary, to compensate us for any post-closing indemnifiable losses pursuant to the terms of the Prime Purchase Agreement, with 50% of the escrowed amount to be released to the Prime Sellers 12 months after the closing of the Prime Acquisition and the remainder to be released to the Prime Sellers 24 months after the closing of the Prime Acquisition, subject to pending claims, if any.

The Prime Purchase Agreement contains customary representations and warranties made by each of the parties, and Group 1 and the Prime Sellers have agreed to indemnify one another against certain damages, subject to certain exceptions and limitations. The closing of the Prime Acquisition is subject to various closing conditions, including a receipt of approval or expiration of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of a court-appointed monitor over an affiliate of Prime. The closing of the Prime Acquisition is not conditioned on the receipt of manufacturer approvals, the completion of this offering or on our ability to obtain financing. The Prime Purchase Agreement also contains certain termination rights of Group 1 and the Prime Sellers.

The Prime Acquisition is expected to close no later than November 26, 2021 (such day, the “Closing Date”), provided that the closing conditions are satisfied or waived. On such closing date, Group 1 will pay the entire purchase price; however, any dealerships and assets related to dealerships with respect to which manufacturer approvals have not been obtained (collectively, the “Delayed Dealerships”) will not be transferred to Group 1 until such time as such approvals have been received from the relevant manufacturers and such Delayed Dealerships will be operated for the benefit of Group 1 by the Seller Parties during the interim period. From the 105th day after the Closing Date (such day, the “Exclusion Date”) until up to (i) 180 days following the Exclusion Date or (ii) 24 months following the Closing Date, if Group 1 has requested that the relevant Selling Party take action against a manufacturer to obtain approval, such Selling Party will cooperate in the sale of any Delayed Dealerships to third parties. Any net proceeds from any such sale would be for the benefit of Group 1. The relevant Selling Party will be under no obligation to refund Group 1 for any difference between the purchase price paid by Group 1 and such net proceeds, and Group 1 will not be required to turn over any gain realized as a result of such third party sale. Any Delayed Dealerships not sold to a third party are conveyed to Group 1 and, to the extent any assets cannot be acquired by Group 1 without manufacturer approval, such assets will be sold by Group 1 at its sole expense.

In connection with entering into the Purchase Agreement, the Company entered into a commitment letter, dated September 12, 2021 (the “Commitment Letter”), with Wells Fargo Bank, National Association (“Wells Fargo”), pursuant to which, among other things, Wells Fargo has committed to provide a portion of the debt financing for the Transaction, consisting of a $250 million unsecured bridge loan (the “Bridge Facility”), on the terms and subject to the conditions set forth in the Commitment Letter. The Bridge Facility is subject to mandatory prepayment at 100% of the outstanding principal amount thereof with the net proceeds from the issuance of any debt securities of the Company and upon other specified events. The obligation of Wells Fargo to provide this debt financing is subject to a number of customary conditions, including, without limitation, execution and delivery of certain definitive documentation. We do not intend to borrow any funds under the Bridge Facility if we complete this offering.

We intend to use the net proceeds of this offering to fund a portion of the purchase price of the Prime Acquisition, or if the Prime Acquisition is not consummated, for general corporate purposes, which may include the repayment of existing indebtedness. The remaining portion of the consideration for the Prime Acquisition will be funded by cash on hand, including cash held in floorplan offset accounts, and new mortgage financings. See “Use of proceeds” and “Description of certain other indebtedness.”

This offering memorandum does not include historical financial statements of the Prime Business or pro forma financial statements of Group 1 giving effect to the Prime Acquisition. Historical financial statements of the Prime Business and pro forma financial statements of Group 1 giving effect to the Prime Acquisition will be filed on a Current Report on Form 8-K following the completion of the Prime Acquisition, as the acquisition is “significant” under the Securities Act.

Other recent acquisitions

We expanded our business in the Massachusetts market in March of 2021 with the acquisition of two Toyota dealerships in Hyannis and Orleans on Cape Cod. These dealerships are expected to generate approximately $120 million in annualized revenues in 2021. The acquisition of these dealerships brings our total U.S. Toyota dealership count to 15 and increases the total representation in New England to ten dealerships, which includes the Audi, BMW, Lexus, Subaru and Toyota brands. These dealerships were also purchased from affiliates of the Prime Sellers. In March 2021, we also acquired a collision center in Texas, which was integrated into an existing dealership.

We expanded our operations in the U.K. in July of 2021 with the acquisition of seven dealerships representing nine franchises northeast of London, primarily in the region of East Anglia, from Robinsons Motor Group. These operations represent the family of brands offered by the Volkswagen Group, along with one Citroen dealership with major locations in the cities of Norwich, Peterborough, Lowestoft and Ipswich. These acquired dealerships are expected to generate approximately $300 million in total annualized revenues in 2021. This acquisition brings our U.K. operation to a total of 55 locations with 75 franchises representing 14 brands.

We expanded our presence in the Dallas-Fort Worth market of Texas in October of 2021 with the acquisition of two dealerships—the Classic Chrysler Dodge Jeep Ram of Denton and Classic Mazda of Denton (collectively, the “Dallas dealerships”). The acquisition of these two dealerships increases our total U.S. dealership count to 119, not giving effect to the Prime Acquisition. The Dallas dealerships are expected to generate approximately $150 million in total annualized revenues in 2021. After giving effect to the acquisition of the Dallas dealerships, we have completed the acquisition of $570 million in expected total annualized revenues in 2021.

The COVID-19 pandemic and new vehicle inventory levels

Since emerging in December 2019, the COVID-19 pandemic has spread globally, including to all of our markets in the U.S., U.K. and Brazil, significantly impacting our operating results starting in March 2020. There have been extraordinary and wide-ranging actions taken by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 across the world, including mandates for many individuals to substantially restrict daily activities and for many businesses to curtail or cease normal operations. Beginning in mid-March 2020, these measures significantly reduced operating capacity of all of our dealerships in the U.S., the U.K. and Brazil.

In all regions, we have taken aggressive actions to reduce costs and preserve liquidity, with approximately 8,000 employees furloughed or terminated in early April 2020. In addition, other measures have been implemented and have significantly reduced costs in all three regions across all other cost categories. Additionally, as announced in April 2020, we suspended our dividend and canceled our share repurchase program, as well as implemented capital expenditure deferrals.

By the end of the third quarter 2020 as market conditions improved, we restored many of these cost reductions and were able to bring employee headcounts in the U.S. and U.K. back to pre-COVID levels. On October 6, 2020, we announced a $200 million share repurchase program and on November 18, 2020, we declared a dividend of $0.30, which was paid on December 15, 2020. We most recently declared cash dividends on (i) May 11, 2021, of $0.33 per share for the first quarter of 2021, payable on June 15, 2021 to stockholders of record on June 1, 2021 and (ii) August 17, 2021, of $0.34 per share for the second quarter of 2021, payable on September 15, 2021 to stockholders of record on September 1, 2021.

Our operations have recovered significantly from the COVID-19 pandemic. In the U.K., our dealership showrooms reopened in the second quarter of 2021 and in Brazil, our dealerships were fully open in the second quarter of 2021 after both markets were closed for all or part of prior quarters due to government mandated closures related to the COVID-19 pandemic. Our dealerships adhere to health and safety policies and practices to allow employees to return to work safely. We cannot predict the future impact of COVID-19 pandemic on our business.

Due to the COVID-19 pandemic, our manufacturers’ production is currently at reduced levels because of global semiconductor chip shortages, which is impacting our new vehicle sales and inventory levels in all our markets. The increased demand for new vehicles and reduced production levels have significantly reduced our new vehicle inventory levels. Our new vehicle days’ supply of inventory was approximately 20 days for the quarter ended June 30, 2021, as compared to 52 days for the quarter ended December 31, 2020 and 61 days for the quarter ended June 30, 2020.

Based on our current expectations and assumptions, we believe we have sufficient liquidity currently and do not anticipate any material liquidity constraints or issues with our ability to remain in compliance with debt covenants. See “Cautionary statement regarding forward-looking statements” and “Risk factors.”

Risks related to the Prime Acquisition

We cannot assure you that manufacturers will approve our operation of dealership locations acquired in connection with the Prime Acquisition in a timely manner, if at all, which may have a material adverse effect on our acquisition strategy.

In connection with the acquisition of the Prime Business, we must obtain manufacturer approval in order to operate the associated dealerships. However, manufacturer approval is not a condition to the closing of the Prime Acquisition, and we are obligated to close on the Prime Acquisition even if we are unable to obtain the necessary manufacturer approvals with respect to some or all of the associated dealerships.

Receipt of manufacturer approval may be subject to established limitations or guidelines, including the:

•	number of such manufacturers’ dealership locations that may be acquired by a single owner;

•	number of dealership locations that may be acquired in any market or region;

•	percentage of market share that may be controlled by one automotive retailer group;

•	ownership of dealership locations in contiguous markets;

•	performance requirements for existing dealership locations; and

•	frequency of acquisitions and other expansions.

In addition, some manufacturers require that no other manufacturers’ brands be sold from the same dealership location, and many manufacturers have site control agreements in place that limit our ability to change the use of the facility without their approval. Therefore, there are no assurances we will get approval and be able to operate the dealerships associated with the Prime Business.

If we are unable to obtain the necessary manufacturer consents, enter into new franchise agreements, or maintain or renew the existing franchise agreements on favorable terms in connection with acquisition of Prime Business, our operations may be significantly impaired, and we may be required to sell such non-approved dealerships and related assets at our sole expense and potentially at a loss.

The Prime Acquisition, if consummated, will create numerous risks and uncertainties which could adversely affect our business, financial condition and results of operations.

After consummation of the Prime Acquisition, we will have a significantly larger business and more assets and employees than we did prior to the transaction. The integration process will require us to expend significant capital and significantly expand the scope of our operations and financial and other systems. Our management will be required to devote a substantial amount of time and attention to the process of integrating the operations of our business with that of Prime. There is a great degree of difficulty and management involvement inherent in that process. These difficulties include:

•	integrating the operations of Prime while carrying on the ongoing operations of our business;

•	managing a significantly larger company than before consummation of the Prime Acquisition;

•	the possibility of faulty or inaccurate assumptions underlying our expectations regarding the integration process, including, among other things, unanticipated delays, costs or inefficiencies;

•	the effects of unanticipated liabilities;

•	operating a more diversified business;

•	integrating two separate business cultures, which may prove to be incompatible;

•	attracting, retaining and motivating the necessary personnel associated with the business of Prime following the Prime Acquisition;

•	creating uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters; and

•	integrating information, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems.

As a private company, Prime was not required to obtain an audit of its internal control over financial reporting or otherwise have such internal control assessed, except to the extent required in connection with audits pursuant to GAAP; however, following the consummation of the Prime Acquisition, the financial systems of Prime will be integrated into our financial system and subject to the internal control audit required with respect to the Company as a public company.

If any of these factors limits our ability to integrate Prime into our operations successfully or on a timely basis, our expectations regarding future results of operations, including certain run-rate synergies expected to result from the Prime Acquisition, might not be met. As a result, we may not be able to realize the expected benefits that we seek to achieve from the Prime Acquisition, which could also affect our ability to service our debt obligations, including the new notes offered hereby. In addition, we may be required to spend additional time or money on integration that otherwise would be spent on the development and expansion of our business, including efforts to further expand our product portfolio.

If the Prime Acquisition is consummated, our post-closing recourse for liabilities related to Prime is limited.

As part of the Prime Acquisition, we will assume certain liabilities of Prime. There may be liabilities that we failed or were unable to discover in the course of performing due diligence investigations into Prime. In addition, as Prime is integrated into our business, we may learn additional information about Prime, such as unknown or contingent liabilities or other issues relating to the operations of Prime. Any such liabilities or issues, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations. Under the Prime Purchase Agreement, the sellers will be liable for certain breaches of representations, warranties and covenants but our recovery may be contingent upon the aggregate damages arising out of any such breaches exceeding specified dollar thresholds and is subject to other time-based and monetary-based limitations. Accordingly, we may not be able to enforce certain claims against the sellers with respect to liabilities of Prime.

We do not currently control Prime and will not control Prime until completion of the Prime Acquisition.

We do not currently control Prime and will not control Prime until completion of the Prime Acquisition. In addition, to the extent we have not acquired the necessary manufacturer approvals prior to closing, we may not control certain of the dealerships associated with the Prime Business until sometime after the completion of the Prime Acquisition, if at all. The Prime Purchase Agreement imposes certain limitations on how Prime manages its business, but we cannot assure you that Prime will manage its business in accordance with the terms of the Prime Purchase Agreement or that Prime’s business will be operated in the same way as it would be under our control.

This offering memorandum does not include audited or interim historical financial information regarding the Prime Business or pro forma financial information of Group 1 giving effect to the Prime Acquisition that would be required in an offering registered with the SEC in accordance with Regulation S-X under the Securities Act. Accordingly, your evaluation of us and ability to make your investment decision may be limited.

This offering memorandum does not include historical financial statements of the Prime Business or pro forma financial statements of Group 1 giving effect to the Prime Acquisition, both of which will be required to be filed under Rule 3-05 and Article 11 of Regulation S-X upon completion of the Prime Acquisition. As a result, your evaluation of us and ability to make your investment decision may be limited.

The purchase price for the Prime Acquisition could increase significantly from our estimate in this offering memorandum, which may adversely impact our liquidity.

The estimated Purchase Price for the Prime Acquisition is based, in part, on the value of the vehicle inventory at the Prime dealerships as of July 31, 2021. The actual purchase price will be based, in part, on the value of vehicle inventory at the Prime dealerships on the closing date of the Prime Acquisition. The value of vehicle inventories at automobile dealerships fluctuates significantly due to changes in economic conditions, the availability of consumer financing and the seasonality of demand for vehicles, among other factors. If the value of the vehicle inventory at the Prime dealerships is greater than we estimated at July 31, 2021, we will be required to pay additional purchase price consideration, which may require use to draw on existing sources of liquidity, including the Revolving Credit Facility and cash on hand. To the extent we are required to pay a higher purchase price for the Prime Acquisition, we may have less liquidity to fund our other operations and growth strategies, which may adversely impact our financial condition, results of operations or cash flows.